Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 7, 2025 relating to the Common Stock, $0.001 par value, of Nutex Health, Inc. shall be filed on behalf of the undersigned.

PERTENTO PARTNERS LLP By: /s/ Eduardo Marques
Name: Eduardo Marques
Title: Managing Partner

EDUARDO MARQUES By: /s/ Eduardo Marques